KIT digital Announces Final Phase of Restructuring

NEW YORK, NY, April 16, 2013—KIT digital, Inc. (“KIT” or the “Company”), a global provider of Digital Television and Media solutions, announced today that it has reached an agreement with three of the Company’s largest shareholders, Prescott Group Capital Management, JEC Capital Partners, and Ratio Capital Partners (collectively the “Plan Sponsor Group”), to sponsor a reorganization of the Company under chapter 11 of the U.S. Bankruptcy Code. The reorganization is expected to be effectuated pursuant to a Plan of Reorganization (the “Plan”). This is anticipated to include, among other things, a recapitalization of the Company fully backstopped by the Plan Sponsor Group, an opportunity for all existing shareholders to participate in the recapitalization, and the regrouping of the core operating entities Ioko 365, Polymedia, Kewego, Multicast and Megahertz into a newly formed group entity called Piksel. Through the Plan, the Company expects to be in a position to pay all vendors, suppliers and other holders of valid pre-petition claims.

Only the non-operating parent holding company, KIT digital, Inc., will commence a chapter 11 case to effectuate the proposed restructuring. It is anticipated that the chapter 11 filing will occur by April 24, 2013. KIT digital’s already profitable operating subsidiaries, including Ioko 365, Polymedia, Kewego, Multicast and Megahertz will not be impacted.

KIT has taken this action, with the support of its Independent Special Committee of the Board of Directors. William V. Russell, Non-executive Chairman of the Board of Directors, added, “We are pleased to announce this comprehensive solution that will provide KIT with relief from the financial, legal, and regulatory issues currently encumbering it. The Plan allows all shareholders the opportunity to participate in the future growth of the Company and at the same time it will complete the Company’s restructuring by strengthening the balance sheet and positioning it for profitable growth.”

“The Plan provides certainty and comfort to our customers and employees and it will allow the reorganized company to aggressively pursue growth opportunities with confidence,” said Peter Heiland, Interim Chief Executive Officer and Plan Sponsor Group member. “By moving the core businesses forward together unburdened by the issues currently plaguing the corporate parent, our customers and products can once again become the sole focus of this exciting business.”

Additionally, the Company has entered into a forbearance agreement with its secured lenders, which provides that the secured lenders will not exercise any remedies against the Company through April 23, 2013, while the Company completes the necessary Plan documents.

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About KIT digital, Inc.

KIT digital is a leading video management software and services company. With its proprietary OVP and OTT platform products, Cloud and Cosmos, as well as systems integration and solutions design expertise, KIT delivers complete video solutions to clients, helping to power the transformation from traditional broadcast to multiscreen broadband TV. KIT digital services nearly 2,500 clients in 50+ countries including some of the world's biggest brands, such as Airbus, The Associated Press, AT&T, BBC, BSkyB, Disney-ABC, Google, HP, MTV, News Corp, Sky Deutschland, Sky Italia, Telecom Argentina, Telecom Italia, Telefonica, Universal Studios, Verizon, Vodafone VRT and Volkswagen. KIT digital maintains headquarters in New York City with offices around the world. Learn more at www.kitd.com and follow on Twitter.

KIT digital Media Contact:

Natasha Roberton

VP Brand and Communications

T: +1 (347) 328 3545

E: natasha.roberton@kit-digital.com

TallGrass PR Media Contact:

Tarley Jordan

Account Executive

T: +1 (917) 684 1400

E: tarley.jordan@tallgrasspr.com